UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2013

AMC ENTERTAINMENT HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33892	26-0303916
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of Principal Executive Offices, including Zip Code)

(913) 213-2000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 26, 2013, American Multi-Cinema, Inc. (“AMC”), a wholly-owned subsidiary of AMC Entertainment Inc. and AMC Entertainment Holdings, Inc., amended and restated its existing Exhibitor Services Agreement (“ ESA “) with National CineMedia, LLC (“ NCM LLC “). The ESA was modified in connection with the December 26, 2013 spin-off by NCM LLC of its Fathom Events business to AC JV, LLC (“AC JV “), a newly-formed Delaware limited liability company owned, directly and indirectly, 32% by each of AMC, Regal Cinemas, Inc. (“ RCI “) and Cinemark USA, Inc. (“Cinemark USA ,” and together with AMC and RCI, the “ Founding Members “) and 4% by NCM LLC. In consideration for the spin-off, NCM LLC received a total of $25 million in promissory notes from its Founding Members (one-third or approximately $8.33 million from each Founding Member). Interest and principal payments are due annually in six equal installments commencing on the first anniversary of the closing. Cinemark USA and RCI also amended and restated their respective ESAs with NCM LLC in connection with the spin-off. The ESAs were modified to remove those provisions addressing the rights and obligations related to digital programing services of the Fathom Events business. Those provisions are now contained in the Amended and Restated Digital Programming Exhibitor Services Agreements (the “ Digital ESAs “) that were entered into on December 26, 2013 by NCM LLC and each of the Founding Members. These Digital ESAs were then assigned by NCM LLC to AC JV as part of the Fathom spin-off.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has du1y caused this report to be signed on its behalf by the undersigned hereunto du1y authorized.

AMC ENTERTAINMENT HOLDINGS, INC.

Date: January 6, 2014	By:	/s/ Craig R. Ramsey
Craig R. Ramsey
Executive Vice President and Chief Financial Officer